Exhibit 99.1

Grayson

Bankshares, Inc.

Financial Report

June 30, 2008

113 West Main Street, Post Office Box 186

Independence, Virginia 24348

(276) 773-2811

East Independence	(276) 773-2811
Elk Creek	(276) 655-4011
Galax	(276) 238-2411
Troutdale	(276) 677-3722
Sparta	(336) 372-2811
Carroll	(276) 238-8112
Hillsville	(276) 728-2810
Whitetop	(276) 388-3811

Message to Shareholders

Dear Fellow Shareholders,

It is our pleasure to present our 2nd Quarter, 2008 Financial Report to you.

Our total assets are $367,625,549, up $6,139,150, or 1.70% for the first six months of 2008.  Net loans have increased by $5,602,374, or 2.12%, while deposits increased by $1,975,168, or 0.64% during this six-month period.  Federal funds sold decreased as balances were used to support growth in loans and investment securities.

Stockholders’ equity increased by $68,681 for the first six months of 2008. The increase is the result of net income for the period less dividends paid and decreases in the market value of investment securities, which result in a direct charge to equity. In particular, the market value of the Bank’s investment in U.S. Government Agency preferred stock has dropped considerably due to continued turmoil in the mortgage markets. If the values decline further, management may be compelled by accounting rules to recognize a portion of the decrease in market value as a charge to current earnings. If so, the result would be a decrease to current earnings, however, stockholders’ equity would not be significantly impacted, as changes in the market value of investments are routinely recognized as an adjustment to equity. Likewise, such an adjustment will not affect the Bank’s status as being well-capitalized for regulatory capital purposes. Total stockholders’ equity at June 30, 2008 was $30,359,554, which represents a book value of $17.66 per share.

Our net income was $652,005 for the quarter ended June 30, 2008, compared to $786,930 for the same period last year. The decrease in net income was due primarily to recent decreases in interest rates. Since September 2007, the Federal Reserve has lowered its target overnight borrowing rate by 3.25%, resulting in immediate reductions in federal funds interest as well as interest on loans indexed to the prime lending rate.

As always, we appreciate your support, welcome your comments and the opportunity to serve you.

Sincerely,

Jacky K. Anderson

President and CEO

Consolidated Balance Sheets
	June 30, 2008	December 31, 2007

Assets
Cash and due from banks	$ 10,672,764	$ 10,746,139
Federal funds sold	11,850,899	24,637,131
Investment securities	52,657,752	42,573,226
Loans	272,121,245	266,486,861
Less allowance for loan losses	2,789,755	2,757,745
Net loans	269,331,490	263,729,116
Properties and equipment	9,133,192	8,485,058
Accrued interest receivable	3,477,017	2,996,261
Other assets	10,502,435	8,319,468
Total assets	$ 367,625,549	$ 361,486,399

Liabilities
Demand deposits	$ 43,542,588	$ 44,630,854
Interest-bearing demand deposits	20,015,475	20,422,189
Savings deposits	36,519,745	35,822,800
Large denomination time deposits	72,896,659	74,466,245
Other time deposits	138,174,395	133,831,606
Total deposits	311,148,862	309,173,694

FHLB Advances	15,000,000	10,000,000
Other Borrowings	10,000,000	10,000,000
Accrued interest payable	594,193	536,393
Other liabilities	522,940	1,485,439
Total liabilities	337,265,995	331,195,526

Commitments and contingencies

Stockholders’ equity
Preferred stock, $25 par value; 500,000 shares authorized; none outstanding	--	--
Common stock, $1.25 par value; 2,000,000 shares authorized; 1,718,968 shares issued and outstanding	2,148,710	2,148,710
Surplus	521,625	521,625
Retained earnings	29,647,374	29,026,036
Accumulated other comprehensive income (loss)	(1,958,155)	(1,405,498)
Total stockholders’ equity	30,359,554	30,290,873
Total liabilities and stockholders’ equity	$ 367,625,549	$ 361,486,399

Officers

Julian L. Givens	Chairman of the Board
Jacky K. Anderson	President & CEO
Dennis B. Gambill	Vice President
Brenda C. Smith	Secretary
Blake M. Edwards	Chief Financial Officer

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Interest Income
Loans and fees on loans	$ 4,793,415	$ 5,176,307	$ 9,882,500	$ 10,065,117
Interest on securities	598,975	429,274	1,075,953	859,783
Federal funds sold	85,305	171,573	258,758	349,775
Total interest income	5,477,695	5,777,154	11,217,211	11,274,675

Interest expense
Deposits	2,412,132	2,581,963	5,046,566	5,062,314
FHLB Advances	130,000	-	221,000	20,267
Other Borrowings	120,000	115,788	242,000	236,295
Total interest expense	2,662,132	2,697,751	5,509,566	5,318,876

Net interest income	2,815,563	3,079,403	5,707,645	5,955,799

Provision for loan losses	125,000	75,000	200,000	135,000
Net interest income after provision for loan losses	2,690,563	3,004,403	5,507,645	5,820,799

Other income
Service charges on deposit accounts	241,959	224,582	459,483	342,762
Other income	358,470	209,224	623,374	664,733
Total other income	600,429	433,806	1,082,857	1,007,495

Other expenses
Salaries and employee benefits	1,493,643	1,422,051	2,925,720	2,801,094
Occupancy expense	92,328	90,110	181,035	177,438
Equipment expense	240,378	219,663	451,340	420,107
Other expense	616,638	585,955	1,222,102	1,102,763
Total other expense	2,442,987	2,317,779	4,780,197	4,501,402
Net income before income taxes	848,005	1,120,430	1,810,305	2,326,892

Income taxes	196,000	333,500	467,000	696,000
Net income	$ 652,005	$ 786,930	$ 1,343,305	$ 1,630,892
Net income per share	$ .38	$ .46	$ .78	$ .95
Weighted average shares outstanding	1,718,968	1,718,968	1,718,968	1,718,968

Board of Directors

Julian L. Givens	Retired Physician
Carl J. Richardson	Retired
Jacky K. Anderson	Grayson BankShares, Inc. and The Grayson National Bank
Jean W. Lindsey	Walters’ Drug, Inc.
Dennis B. Gambill	Grayson BankShares, Inc. and The Grayson National Bank
Jack E. Guynn, Jr.	Guynn Enterprises, Inc.
Charles T. Sturgill	Grayson County Clerk of Court
J. David Vaughan	Vaughan Furniture
Thomas M. Jackson, Jr.	Attorney
Bryan L. Edwards	Sparta Town Manager

Member Federal Deposit Insurance Corporation